EXHIBIT 11

                          NANOPIERCE TECHNOLOGIES, INC.
                        COMPUTATION OF NET LOSS PER SHARE

                                                              Years ended June 30,
                                                           1999              1998
                                                           ----              ----
Net loss                                                  $ (3,139,439)    $ (1,137,334)

Dividends on Series A and B preferred stock                 (  160,633)      (   60,417)
                                                             ---------        ---------

Net loss applicable to common shareholders                $ (3,300,072)    $ (1,197,751)
                                                             =========        =========

Weighted average number of common shares outstanding        14,457,613        6,621,757

Common equivalent shares representing shares issuable upon
  exercise of outstanding options and warrants                     -                -
                                                            ----------        ---------
                                                            14,457,613        6,621,757
                                                            ==========        =========

Basic and diluted loss per share applicable
  to common shareholders                                  $ (      .23)    $ (      .18)
                                                             =========        =========

Stock options and warrants are not considered in the calculation as the impact of the potential common shares would be to decrease

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